Exhibit 99.1

Red Hat Previews Key First Quarter Results in Advance of Earnings Call on Thursday; Company Previews Earnings and Subscription Volumes

    RALEIGH, N.C.--(BUSINESS WIRE)--June 15, 2004--Red Hat, Inc. (NASDAQ: RHAT), the world's leading provider of open source solutions to the enterprise, today previewed earnings and subscription volumes for the first quarter of fiscal year 2005, in advance of its scheduled earnings call this Thursday at 5PM ET.
    For the first quarter of fiscal year 2005, Red Hat reported sales of a total of 98,000 subscriptions of Red Hat Enterprise Linux, comprised of 75,000 subscriptions for enterprise IT markets and 23,000 subscriptions for HPC and hosting markets. This reflects a sequential increase of 14,000 subscriptions or 23% in the number of Red Hat Enterprise Linux subscriptions sold into enterprise IT markets and a sequential overall increase of 13% in the total number of subscriptions sold, in each case, as compared to the fourth quarter of fiscal year 2004. Average subscription rates for subscriptions sold into enterprise IT markets in the first quarter were $430 per subscription per year.
    The Company also expects to report net income of over $10.0 million, or $0.05 per share for the first quarter, a sequential increase of over 100% compared to $5.0 million in reported net income in the previous quarter. Full GAAP operating income for the first quarter will be in the range of $4.7 million. Excluding stock-based compensation of approximately $1.6 million, operating income for the first quarter will be in the range of $6.3 million, or approximately 15% of revenues.
    The company also confirmed once again that the earnings conference call will take place on Thursday, June 17th, at 5pm ET, to discuss these items and the full results for the first quarter in greater detail. The dial-in information is as follows:


Domestic: 800-216-6592
International: 706-634-0636

Replay:
    Domestic: 800-642-1687
    International: 706-645-9291
    Passcode: 7961560


    About Red Hat, Inc.

    Red Hat is the world's premier open source and Linux provider. Red Hat is headquartered in Raleigh, N.C. and has offices worldwide. Please visit Red Hat on the Web at http://www.redhat.com
    LINUX is a trademark of Linus Torvalds. RED HAT is a registered trademark of Red Hat, Inc. All other names and trademarks are the property of their respective owners.

    Forward-Looking Statements

    Forward-looking statements in this press release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release that are not strictly historical statements, including, without limitation, management's plans and objectives for future operations, and management's assessment of market factors, constitute forward-looking statements which involve risks and uncertainties. These risks and uncertainties include, without limitation, reliance upon strategic relationships, management of growth, the possibility of undetected software errors, the risks of economic downturns generally, and in Red Hat's industry specifically, the risks associated with competition and competitive pricing pressures, the viability of the Internet, and other risks detailed in Red Hat's filings with the Securities and Exchange Commission, copies of which may be accessed through the SEC's Web site at http://www.sec.gov

    CONTACT: Red Hat, Inc.
             Corporate Communications: Leigh Day, 919-754-4369 lday@redhat.com
             Investor Relations: Gabriel Szulik, 919-754-4439